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F O R M  4                                                                                     OMB Approval
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
                                 U.S. SECURITIES AND EXCHANGE COMMISSION                OMB Number         3235-0287
                                          WASHINGTON, DC 20549                          Expires:  September 30, 1998
                                                                                        Estimated average burden
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             hours per response.......0.5
/ / Check this box if no                                                                ----------------------------
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940
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
(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
      Byers            Brett              D.                8x8, Inc. - EGHT                    to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
          2445 Mission College Blvd.              Number of Reporting        Month/Year          x  Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)         January 1998       ----        title ---       below)
                 (Street)                                                 ------------------                below)
  Santa Clara         CA             95054                                 5. If Amendment,         Vice President, General Counsel
---------------------------------------------                                 Date of Original      & Investor Relations
  (City)           (State)           (Zip)                                    (Month/Year)          --------------------------------
                                                                                              7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)
                                                                                                  x   Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                   (Month/     (Instr. 8)                                End of Month        Direct         Benefi-
                                   Day/                                                  (Instr. 3 and 4)    (D) or         cial
                                   Year)  ---------------------------------------                            Indirect       Owner-
                                          Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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Common Stock                  01/22/98      P             2,000    A        $6.50              2,000            D
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Common Stock                                              2,000                                2,000            D
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                                                                            TOTAL:             4,000
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*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Reminder: Report on a separate line for each class of securities
beneficially owned directly or indirectly.                                (Over)




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F O R M  4 (CONTINUED)         TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                       (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 4)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4     Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                    --------------------------------------------------------------
                                                                                Date    Expira-             Amount or
                                                                                Exer-    tion      Title    Number of
                                                    Code  V     (A)     (D)    cisable   Date                 Shares
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Options to Buy Common Stock  $11.25                                              (1)   07/28/07    Common     100,000      $11.25
                                                                                                   Stock
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                                                                                                Commo Stock
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
                             9. Number of           10. Ownership               11. Nature of
                                derivative              Form of                     Indirect
                                Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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                                 100,000                     D
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Explanation of Responses:


(1)   1/4th of the shares vest one year after the vesting commencement date of July 28, 1997, 1/36th of the remaining shares vest on the last day of each full month thereafter, until all of the shares have vested.

**    Intentional misstatements or omissions of facts constitute Federal                    /s/ Brett D. Byers              1/22/98
      Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        ------------------------------- -------
                                                                                            **Signature of Reporting Person  Date
Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
                                                                                                                          Page 2
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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